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                                                                  EXHIBIT 99.1

                          BREAKAWAY SOLUTIONS ANNOUNCES
                        PRELIMINARY THIRD QUARTER RESULTS

BOSTON, MA- October 4, 2000 - Breakaway Solutions, Inc. (NASDAQ: BWAY), a leading Full Service Provider (FSP) of e-business solutions that offers integrated strategy, e-business implementation and application hosting to growing enterprises, reported today that it expects its financial results for the third quarter ending September 30, 2000 to be lower than published analysts' expectations.

Breakaway Solutions expects its total revenue for the third quarter to be approximately equal to or slightly greater than the $35.2 million in the second quarter of 2000. This is approximately 7% below the low end of published analysts' expectations. The Company's revenue is expected to represent 380% growth from the third quarter of 1999 with Application Hosting revenue growing approximately 970% from the third quarter of 1999. Application Hosting revenue in the third quarter of 2000 is expected to represent 20% of total revenue, an increase from 15% in the second quarter of 2000. Also, cash loss per weighted average shares and stock options is expected to be between $.02 and $.04, compared to the First Call consensus estimate of a $.01 loss.

The Company attributes the revenue and earnings shortfall to a number of market conditions, including cancelled or delayed projects, lengthening sales cycles, scaled back projects and fewer dotcom opportunities.

"We've seen a change in the market environment that almost every company in our sector is seeing, which has led us to make some revisions in our forecast for the third quarter of this year," said Gordon Brooks, president and CEO of Breakaway Solutions. "Everyone is feeling some impact from fewer dotcoms, but that trend is not new and has been used as a convenient scapegoat.

"The reality is that e-service providers are facing brick and mortar customers who now demand strong differentiation, and a compelling and sustainable value proposition for their businesses. We have built Breakaway Solutions to create value for our customers and are confident our FSP business model will continue to be a strong competitive differentiator. At the same time, we are making internal changes to strengthen our company, and help us efficiently deliver on that model around the world."

As part of the internal changes geared towards driving Breakaway Solutions' future revenue growth and profitability, the Company is:

     o Pursuing cost reductions in the fourth quarter by realigning billable staff and making staff reductions of approximately 9 percent.

     o   Implementing general and administrative expense reductions.

     o Continuing to build the sales organization, which increased from 33 in Q2 to 61 in Q3.

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     o   Offering an ASP Enablement program to open additional revenue channels from Independent Software Vendors (ISVs) and vertical ASPs.

     o   Increasing focus on emerging markets in Europe and Asia.

"Less than 1 percent of all business is conducted over the Internet today so we believe there is still a lot of work to be done," said Brooks. "The value that Breakaway Solutions provides to its customers will outlast any temporary fluctuations in the marketplace. As the market catches up to the widely projected increases in demand for e-business and application hosting services, Breakaway Solutions is well positioned to take advantage of that growth."

Breakaway Solutions has scheduled a conference call with investors at 5:30 p.m. EST on October 4, 2000 to discuss this announcement and is scheduled to report final results the evening of October 26, 2000. The call can also be accessed via the Breakaway Solutions corporate Web site at www.breakaway.com and at www.vcall.com.

ABOUT BREAKAWAY SOLUTIONS

Breakaway Solutions, Inc. (Nasdaq: BWAY - NEWS) is a Full Service Provider (FSP) of e-business solutions specializing in defining, creating, and operating sustainable digital businesses for growing enterprises through strategy, e-business implementation, and application hosting services. Headquartered in Boston, Mass., Breakaway Solutions has a network of regional offices and Internet Solutions Centers in major cities across the U.S. and in Europe, as well as 11 Application Hosting facilities in North America, Europe, Asia and Australia. Breakaway Solutions can be reached at 617/960-3400 or at www.breakaway.com.

Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including risks relating to the attractiveness of Breakaway's Full Service Provider model to its current and prospective customers, likely variations in quarterly revenues and operating results, the ability to realize benefits from acquisitions and strategic alliances, risks in conducting business outside the United States, the adoption and acceptance of application hosting services by growing enterprises, personnel and customer retention, ability to raise additional capital, equity dilution, business change, product acceptance and customer demand, variation in quarterly results, competition, and growth management detailed from time-to-time in Breakaway Solutions, Inc.'s filings with the Securities and Exchange Commission. Breakaway Solutions, Inc. draws the reader's attention to the factors described in its Quarterly Report on Form 10-Q for the Period Ended June 30, 2000 under the heading "Factors That May Affect Future Results." Any such forward-looking statements speak only as of the date such statements are made, and the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements or otherwise update or supplement this announcement or the risk factors contained in its filings with the Securities and Exchange Commission.

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